Exhibit 23.1

                   [Letterhead of Stonefield Josephson, Inc.]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         To the Board of Directors
         Mitek Systems, Inc.

         We consent to the use of our Independent Registered Public Accounting Firm's Report, dated January 12, 2005 covering the financial statements of Mitek Systems, Inc. for the year ended September 30, 2004 to be included in this Amendment No. 2 to the registration statement 33-119505 on Form S-2 to be filed with the Commission on or about May 10, 2005.

         We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

         /s/ Stonefield Josephson, Inc.
         STONEFIELD JOSEPHSON, INC.
         CERTIFIED PUBLIC ACCOUNTANTS


         Santa Monica, California
         May 10, 2005